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NEWS
RELEASE-----------------------------------------------------

FOR IMMEDIATE RELEASE
CONTACT: Doyle R. Simons
         (512) 434-3737


                  TEMPLE-INLAND INC. ANNOUNCES
                    RESIGNATION OF DALE STAHL

     AUSTIN, TEXAS, July 25, 2003 -- Kenneth M. Jastrow, II,
Temple-Inland Inc. chairman and chief executive officer, today announced that Dale E. Stahl, executive vice president - corrugated packaging, will resign effective immediately to pursue other business interests.

     Bart J. Doney, group vice president - packaging, and J.
Patrick Maley III, group vice president - paperboard, will report directly to Mr. Jastrow.

     In making the announcement, Mr. Jastrow said, "Under Dale Stahl's leadership, Temple-Inland's corrugated packaging group has experienced growth in both production and converting capacity, raising our integration level to the highest in the industry. The task of execution of our strategies and restoring our mills and box plants to a better cost competitive position remains ahead of us. We are focused on and confident of our success in achieving these objectives as we move forward."

     Temple-Inland Inc. is a major manufacturer of corrugated packaging and building products, with a diversified financial services operation. The Company's 2.1 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative (SFISM) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock
(TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.